UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DECKERS OUTDOOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Deckers Comments on Revised ISS Recommendation

Believes Marcato’s Unvetted, Unknown and Unqualified Nominees Pose Significant Threat to Continued Success of Deckers’ Transformation Strategy

Urges Stockholders to Vote “FOR” ALL of Deckers’ Director Nominees on the WHITE Proxy Card

GOLETA, Calif. – December 7, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today issued the following statement in response to the revised Gold proxy card of Marcato Capital Management LP (“Marcato”) and a revised report from Institutional Shareholder Services (“ISS”) regarding the election of directors at Deckers’ 2017 Annual Meeting of Stockholders to be held on December 14, 2017:

Stockholders should recognize that a vote on the Gold card is a vote to replace three highly qualified, experienced directors with three unqualified, unknown and unvetted nominees who would not bring any new skills to the Board. Deckers believes that the addition of Marcato’s nominees to the Deckers Board could result in significant disruption to the Company’s ongoing successful transformation:

ISS itself acknowledges that its recommendation could lead to the loss of incumbent directors with very valuable experience1:

“In the case of Gibbons and Barsa, shareholders stand to lose a bank of premium brand experience, particularly given Barsa’s prior experience as CEO of Coyuchi as well as CFO and COO of Patagonia. Specifically in relation to Barsa, shareholders will lose a director with considerable C-level industry experience and experience with growth brands.”

Replacing key directors with Marcato’s unqualified, unknown and unvetted nominees at this critical time would risk derailing Deckers’ continued path toward further enhancing stockholder value. Marcato’s nominees, who comprise the following, simply do not possess the skills required to help us execute on our transformation.

•	A nominee who is a former investment banker and who, according to the information supplied by Marcato, has not been employed in any other capacity since her retirement nine years ago. She has no C-suite level experience in any industry – let alone the retail, consumer or footwear industries. She also has never served on the board of a public company. Given that Deckers just finished an extensive sales process, overseen by its independent investment banker, in which 90 potential buyers were contacted, Deckers believes that a long-retired investment banker does not possess the skills or experience currently required to help the Board continue to oversee and implement its successful transformation strategy.

•	A nominee whose only marketing experience is at a domestic, non-luxury retail company with little or no wholesale distribution. He has served on the board of only one publicly traded company, and that company’s value declined during his tenure as a director.

1 Permission to use quotations neither sought nor obtained

•	A nominee whose experience was focused on public relations and who has no C-suite level experience in any industry. She also has never served on the board of a public company.

These nominees have provided no plans, ideas or strategies for Deckers, other than Marcato’s original platform, which ISS characterized in its original report issued on December 1, 20171 as follows:

“[Marcato] opted instead to focus on criticism of past missteps, to suggest a retail rationalization or dangle a sale or spin in front of shareholders. Suffice it to say that, in the case of a business that generates strong cash flow and is expected to remain a going concern, a plan to increase leverage and/or run a sale process is no substitute for a well-explicated, sufficiently-detailed strategic plan to begin achieving durable economic value improvements that will drive long-term value.”

Deckers also noted that Marcato has removed from its slate the only Marcato employee it had previously nominated. This disingenuous tactic would allow Marcato the flexibility to sell its shares and exit its position in Deckers at any point, without the trading restrictions that would come from having a representative serving on our Board. We believe that this last-minute maneuver should give every stockholder pause over Marcato’s long-term commitment to Deckers and its confidence that its nominees can contribute to delivering stockholder value.

In its revised report, ISS dismisses the Board’s commitment to add at least two new directors well in advance of next year’s Annual Meeting (expected to be held in September 2018) as not offering stockholders sufficient comfort about the Board’s level of urgency. The Board’s commitment, which involves seeking substantial stockholder input, is a continuation of the Board’s long-standing refreshment process to identify and fill critical skill gaps in order to best position Deckers for long-term success. To support its transformation, Deckers needs directors with experience in, among other things, technology, big data and global businesses, as well as previous service as senior executives. The Board has no use for a retired investment banker, a retired non-luxury marketer, and a public relations expert.

Our largest stockholders have repeatedly emphasized the importance of a thorough and deliberate search process to identify the most qualified nominees who will make an immediate contribution. Deckers is pursuing that process. Despite what Marcato would have you believe, the best value for Deckers stockholders will result from a thoughtful and appropriately targeted search, rather than the knee-jerk election of Marcato’s hastily revised dissident slate.

The Deckers Board has been and will continue to be a significant agent of change. As recognized by leading proxy advisory firms Glass Lewis and Egan-Jones in their recommendations that stockholders vote for ALL of Deckers’ highly qualified director nominees, Deckers has the right Board and the right strategy to deliver value for all stockholders. The Board remains committed to overseeing the successful transformation of Deckers and continuing to adhere to strong governance practices to enhance stockholder value creation.

Deckers stockholders are reminded that their vote is extremely important, no matter how many shares they own. The Deckers Board unanimously urges stockholders to protect the value of their investment by using the WHITE proxy card to vote “FOR” ALL of Deckers’ director nominees. The Deckers Board advises all stockholders to simply discard any Gold proxy card received from Marcato. Instead, to follow the Board’s recommendation, stockholders should use the WHITE proxy card to vote “FOR” ALL nine of Deckers’ director nominees.

THE ANNUAL MEETING IS FAST APPROACHING!

PLEASE VOTE TODAY BY TELEPHONE OR BY INTERNET, USING THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:

(877) 750.0625 (from the U.S. and Canada)

or

(412) 232.3651 (from other locations)

Remember, please simply discard any Gold proxy card you may receive from Marcato. Your Board does not endorse any of Marcato’s nominees and we urge you to NOT submit any proxy using Marcato’s gold proxy card, even as a protest vote. A withhold vote on Marcato’s Gold proxy card will revoke any earlier proxy that you have submitted to Deckers.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding Deckers’ future strategies, cost-reduction initiatives and expectations for future annual meetings. Deckers has attempted to identify forward-looking statements by using words such as “anticipate,” “believe,”

“could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting Deckers’ business and industry and are based on information available as of the time such statements are made. Although Deckers does not make forward-looking statements unless it believes that it has a reasonable basis for doing so, Deckers cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause Deckers’ actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in Decker’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in its other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, Deckers expressly disclaims any intent or obligation to update any forward-looking statements, or to update the reasons that actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in Deckers’ expectations, or as a result of the availability of new information.

Investors:

Deckers Brands

Steve Fasching, 805-967-7611

VP, Strategy & Investor Relations

or

Innisfree M&A Incorporated

Arthur B. Crozier, 212-750-5833

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Amy Feng, 415-869-3950